ETF Opportunities Trust N-1A/A

Exhibit 99.(a)(1)

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “ETF OPPORTUNITIES TRUST”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF MARCH, A.D. 2019, AT 2:57 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7331618 8100 SR# 20192063742	Authentication: 202470553 Date: 03-19-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE CERTIFICATE OF TRUST	State of Delaware Secretary of State Division of Corporations Delivered 02:57 PM 03/18/2019 FILED 02:57 PM 03/18/2019 SR 20192063742 - File Number 7331618

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the trust is ETF Opportunities Trust.

Second: The name and address of the Registered Agent in the State of Delaware is: Capitol Services, Inc., 1675 S. State St, Ste. B., Dover, DE 19901.

Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth: Notice of Limitation of Liabilities of Series. Notice is hereby given that pursuant to Section 3804 of the Act, the Trust is or may hereafter be constituted a series trust with one or more multiple portfolios or classes. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular portfolio or class shall be enforceable against the assets of such portfolio or class only, and not against the assets of the Trust generally or of any other portfolio or class of the Trust, and none of the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or other portfolios or class of the Trust shall be enforceable against the assets of such portfolio or class.

By:
Name: Karen Shupe Title: Initial Trustee